Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Number 333-194069

**Did you know that Ford Interest Advantage is a convenient way to invest in Ford Credit, while earning up to 1.05% interest with online access to your money?**


FORD INTEREST ADVANTAGE
FORD INTEREST ADVANTAGE
$75
New Investor Offer
1.05%*
*Investments over $50,000. Rate as of 6/1/15; see fordcredit.com/FIA for current rates for all investment amounts (minimum $1,000).
MORE REASONS TO INVEST

## ADVANTAGES FOR YOU

- **All new investors will receive a $75 note incentive** (certain restrictions apply**)
- Investments that are redeemable by you at any time
- **Investments starting at just $100 for Ford employees** (with subsequent payroll deductions to reach $1,000)

## TO GET STARTED

- Click on the Learn More button below for additional information and to see a copy of the program prospectus, or
- Call 1-800-462-2614 to have a prospectus mailed to you

Learn more

Ford | FORD CREDIT

**Minimum initial investment of $1,000 is required. Notes opened by new investors to Ford Interest Advantage from 5/1/15 to 10/31/15 qualify. All investment types are eligible (Individual, Joint, Custodian, Corporate, Trust). Only Notes opened by new investors to Ford Interest Advantage who do not currently have a Ford Interest Advantage Note are eligible. Limit of one Note opening incentive of $75 per Social Security number or U.S. Taxpayer ID number; in cases where there are joint owners, only one $75 incentive per Note will be credited. $75 Note opening incentive will be credited to the new Note within 4-6 weeks of Note opening. Ford Interest Advantage reserves the right to cancel or modify the program at any time.

**Important Investor Information**

The Notes issued under the Ford Interest Advantage Program are unsecured debt obligations of Ford Motor Credit Company LLC. They are not guaranteed by Ford Motor Company, they are not insured by the Federal Deposit Insurance Corporation and they do not constitute a bank account. Ford Interest Advantage is not a money market mutual fund. As an investment in the debt of one company (Ford Credit), the Notes do not meet the diversification or investment quality standards for money market funds set forth in the Investment Company Act of 1940.

The Notes available through Ford Interest Advantage are issued by Ford Motor Credit Company and are offered only in the United States. This does not constitute an offer to sell or a solicitation to invest in the Notes in any jurisdiction in which such offer or solicitation is not authorized, or to any person to whom it is unlawful to make such offer or solicitation in any such jurisdiction. U.S. citizens and resident aliens with U.S. Taxpayer ID (e.g., Social Security number) may apply.

Ford Credit has filed a registration statement (including a prospectus) with the Securities and Exchange Commission relating to the offering of Ford Interest Advantage Notes. Before you invest, you should read the prospectus in the Registration Statement and the other documents Ford Credit has filed with the SEC for more complete information about Ford Credit and the Ford Interest Advantage Note Program. The documents can be obtained free of charge through EDGAR on the SEC website at www.sec.gov. Alternatively, Ford Credit will send you a prospectus upon request by calling 1-800-462-2614.